Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS ESTABLISHED WITH COMPLETION OF CYCLACEL GROUP PLC
AND XCYTE THERAPIES TRANSACTIONS

SHORT HILLS, NJ  March 28, 2006 – Cyclacel Group plc announced today that it has completed the previously announced transactions with Xcyte Therapies, Inc. In connection with the closing, the previously announced one-for-ten reverse stock split was completed before the opening of the market on March 27, 2006 and the combined company was renamed Cyclacel Pharmaceuticals, Inc. (Cyclacel). Cyclacel is focused on the discovery and development of small molecule cell cycle inhibitors for the treatment of cancer and other serious diseases. Currently the company has two drugs, seliciclib (CYC202) and sapacitabine (CYC682), in clinical trials for the treatment of cancer, a third compound in late preclinical development, a large pipeline of development candidates, and a productive drug discovery engine.

The new company has approximately 9.7 million common shares following the reverse stock split and approximately 2.0 million preferred shares outstanding which would be equivalent to 0.9 million shares of common stock if converted. Cyclacel has approximately $30 million in cash and marketable securities.

Cyclacel common stock is expected to begin trading on the Nasdaq National Market under the ticker symbol “CYCC” on March 28. Cyclacel preferred stock is expected to begin trading on the Nasdaq Capital Market under the ticker symbol, “CYCCP”.

“We believe that cell cycle inhibition represents one of the most promising, mechanism-targeted approaches for the treatment of cancer, as well as other serious proliferative diseases,” said Spiro Rombotis, President and Chief Executive Officer. “Our scientists at Cyclacel have built a strong position in the discovery and development of complementary product candidates aimed at several cell cycle phases and targets. We look forward to expanding our clinical programs at hospitals in the U.S. and elsewhere and advancing our development pipeline”.

The company’s lead cancer programs include:

•
Seliciclib (CYC202), a Cyclin Dependent Kinase (CDK) inhibitor in Phase II clinical trials for the treatment of non-small cell lung cancer. Cyclacel expects to commence shortly a randomized, double-blinded Phase IIb clinical trial comparing seliciclib to placebo in patients with non-small cell lung cancer;

•	Sapacitabine (CYC682), a nucleoside analog in Phase I trials. Cyclacel expects to commence shortly a Phase Ib clinical trial of sapacitabine in patients with advanced hematological cancers;

•	CYC116, an Aurora kinase inhibitor in IND-directed preclinical development. Cyclacel expects to file an IND in the second half of 2006.

In addition, the company has eight early stage programs that target important cell cycle mechanisms for the treatment of cancer, Type 2 diabetes, inflammatory kidney diseases and viral infections.

Cyclacel’s strategy is to build a significant franchise in oncology, both through organic growth and through selective partnerships. Cyclacel’s research and development alliance partners include Altana, Genzyme, and Sankyo. As a private company Cyclacel raised approximately $114 million from a large number of global institutional investors.

Transaction Details

The transactions were structured as an acquisition by Xcyte of all of the outstanding share capital of Cyclacel Limited from Cyclacel Group in exchange for the issuance of shares of Xcyte common stock. Xcyte shareholders approved the transactions on March 16, 2006. In connection with the transactions Xcyte also sold

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certain discontinued technology and assets for $5 million to Invitrogen Corporation on March 24, 2006 and effected a one-for-ten reverse stock split on March 27, 2006.

Upon completion of the transactions, Cyclacel Limited became a wholly owned subsidiary of Xcyte and Xcyte was renamed Cyclacel Pharmaceuticals, Inc. Following the issuance by Xcyte of shares of its common stock to Cyclacel Group plc in exchange for all of the outstanding share capital of Cyclacel Limited, Cyclacel Group plc distributed the Xcyte stock received through a members’ voluntary liquidation of Cyclacel Group plc under English law. As a condition of the liquidation certain former Cyclacel Group plc shareholders agreed to certain restrictions with regard to transferring their Cyclacel shares for a period of six (6) months from today. As a result of the transaction former Cyclacel Group plc shareholders own approximately 80 percent and former Xcyte shareholders approximately 20 percent of the common stock of Cyclacel Pharmaceuticals.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. The company is currently evaluating seliciclib (CYC202), an orally-available cyclin dependent kinase inhibitor, in Phase II clinical trials for the treatment of lung cancer. Sapacitabine (CYC682) is an orally-available, cell cycle modulating nucleoside analog in Phase I clinical trials for the treatment of cancer. CYC116 is an orally-available, Aurora kinase inhibitor in IND-directed preclinical development. Several additional programs are at an earlier stage.

Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

Risk Factors

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the registration statement on Form S-4 (File No. 333-131225) filed with the SEC in connection with the transactions.

Contacts for Cyclacel:

For Investors: TS Communications Group, LLC (914) 921-5900 Tara Spiess

For Media: Feinstein Kean Healthcare: (617) 577-8110 Robert Gottlieb / Courtney Harris